Exhibit 10.1

POLOMAR HEALTH SERVICES, INC.

Consent and Waiver Letter

May 11, 2026

Altanine, Inc.

10940 Wilshire Blvd, Suite 1500

Los Angeles, CA 90024

Attn: Charles Andres, Jr., CEO (CAndres@altanine.com)

Re:	Consent and Waiver

Dear Mr. Andres:

Reference is made to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 23, 2025, by and between Polomar Health Services, Inc., a Nevada corporation (“Polomar” or the “Parent”), Polomar Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Polomar, and Altanine Inc., a Nevada corporation (“Altanine” or the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the Merger Agreement.

Pursuant to the Merger Agreement, the obligations of each Party to effect the Merger and to consummate the transactions contemplated thereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, among others (such following conditions, the “Waived Conditions”):

(i) pursuant to Section 6.1(d) of the Merger Agreement, that the S-4 Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order;

(ii) pursuant to Section 6.1(e) of the Merger Agreement, that the Nasdaq Listing Application shall have been approved pursuant to Section 5.11 of the Merger Agreement;

(iii) pursuant to Section 6.3(b) of the Merger Agreement, that Parent will have performed or complied with in all material respects all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, including Section 5.12 of the Merger Agreement which provides that, at the Closing and subject to approval of the Nasdaq Listing Application, the Parent will use its best efforts to enter into an Equity Credit Line in a minimum amount of $25 million at terms to be mutually agreeable to Parent and the Company;

(iv) pursuant to Section 6.3(f) of the Merger Agreement, that the Parent shall have effected a reverse stock split in order to achieve a stock price of $10.00 per share prior to the closing; and

(v) pursuant to Section 6.3(g) of the Merger Agreement, that the Concurrent Financing shall have been completed.

Pursuant to Section 8.9 of the Merger Agreement, among other things, at any time prior to the Effective Time, any Party may, with respect to any other Party, waive compliance with any of th Merger Agreements or conditions contained therein, if set forth in an instrument in writing signed by the Party or Parties to be bound.

For due and adequate consideration, the sufficiency of which is hereby acknowledged, and notwithstanding anything to the contrary in the Merger Agreement, the Parties hereby (a) waive each and all of the Waived Conditions, and the Parties hereby agree to promptly, subject to the satisfaction or waiver of the remaining closing conditions set forth in Article 6 of the Merger Agreement, consummate the transactions contemplated by the Merger Agreement and (b) acknowledge and agrees that the applicable Party’s failure to complete the Waived Conditions in all cases will not trigger or violate any rights, obligations, covenants, or events of default in the Merger Agreement, and any such rights, obligations, covenants, or events of default are hereby irrevocably waived with respect to the Merger Agreement.

This Consent and Waiver Letter is provided only in connection with the matters specifically provided herein, and is in no way deemed (a) a consent or waiver of any other rights under the Merger Agreement or (b) except as expressly provided for in this Consent and Waiver Letter, to waive or amend any other rights, obligations or provisions under the Merger Agreement, all of which shall remain in full force and effect.

This Consent and Waiver Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Consent and Waiver Letter delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Consent and Waiver Letter.

Very truly yours,

Polomar Health Services, Inc.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	CEO

Agreed to and Accepted this

11th day of May 2026

Altanine, Inc.

By:	/s/ Charles Andres
Name:	Charles Andres, Jr.
Title:	CEO

Polomar Merger Sub, Inc.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	President